Exhibit 5.1

Dentons Canada LLP 20th Floor, 250 Howe Street Vancouver, BC, Canada V6C 3R8 dentons.com

August 9, 2021

Clever Leaves Holdings Inc.

489 Fifth Avenue

27th Floor, New York,

New York 10017

United States

Dear Sirs/Mesdames:

RE:	Clever Leaves Holdings Inc. – Registration Statement on Form S-1

We have acted as British Columbia counsel to Clever Leaves Holdings Inc., a corporation organized under the laws of the Province of British Columbia, Canada (the “Corporation”), in connection with the filing of a draft Registration Statement on Form S-1 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”).

The Registration Statement relates to the offer and sale by the security holder of the Corporation named in the Registration Statement of up to an aggregate of 3,881,988 common shares (the “Catalina Shares”) without par value, in the capital of the Corporation issuable in accordance with the terms of the secured convertible note (the “Catalina LP Convertible Note”) issued by the Corporation to Catalina LP on July 19, 2021.

Examinations

As British Columbia counsel to the Corporation, we have participated in the preparation of and examined original executed or electronically delivered copies, which have been certified or otherwise identified to our satisfaction, of (collectively, the “Transaction Documents”):

1.	the Registration Statement; and

2.	an excerpt of the minutes of a meeting of the board directors of the Corporation containing the resolutions passed with respect to the Catalina LP Convertible Note and the issuance of the Catalina Shares (the “Authorizing Resolutions”); and

3.	the Catalina LP Convertible Note.

We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:

1.	a certificate of good standing dated as of the date hereof issued pursuant to the Business Corporations Act (British Columbia) in respect of the Corporation on which we have exclusively relied for the purpose of rendering the opinion in paragraph 1 below; and

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2.	an officer’s certificate dated as of the date hereof by an officer of the Corporation (the “Officer’s Certificate”) relating to the Corporation and, among other things, matters of corporate status and corporate power and authority, and attaching certified copies of:

(i)	the certificate of incorporation, notice of articles and articles of incorporation of the Corporation, and any amendments thereto issued on or before the date hereof; and

(ii)	the Authorizing Resolutions.

We examined and relied on such other corporate and public records and made such other investigations, searches and inquiries and considered such matters of law as we considered necessary or appropriate to provide the opinions hereinafter expressed. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Corporation.

Assumptions

For the purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a)	with respect to all documents examined by us, the genuineness of all signatures, the authenticity, completeness and accuracy of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, conformed, telecopied, PDF or photocopied copies of originals and the legal capacity of individuals signing any documents;

(b)	the completeness, accuracy and currency of the indices and filing systems maintained at the public offices where we have searched or made relevant inquiries and of other documents and certificates supplied by public officials;

(c)	the Officer’s Certificate continues to be accurate on the date hereof;

(d)	all necessary consents, authorizations, approvals, permits or certificates (governmental or otherwise) which are required as a condition to the execution and delivery of each of the Transaction Documents by the parties thereto and to the consummation by such parties of the transactions contemplated thereby have been obtained; and

(e)	the minute books and corporate records of the Corporation made available to us are the original minute books and records of the Corporation and contain all of the articles and constating documents of the Corporation and any amendments thereto and all of the respective minutes, or copies thereof, of all proceedings of the shareholders and directors.

Reliance

For the purposes of expressing the opinions set forth herein, in connection with certain factual matters pertaining to this opinion, we have relied exclusively and without independent investigation upon the Officer’s Certificate.

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Laws Addressed

The opinions expressed herein are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Opinions

Based upon and relying on the foregoing and the qualifications hereinafter expressed, we are of the opinion that:

1.	The Corporation is an existing corporation under the Business Corporations Act (British Columbia) and is in good standing with respect to the filing of annual reports under the Business Corporations Act (British Columbia).

2.	The Catalina Shares have been duly authorized for issuance and will, upon issuance in accordance with the terms of the Catalina LP Convertible Note, be validly issued as fully paid and non-assessable common shares in the capital of the Corporation.

Qualifications

Whenever our opinion refers to securities of the Corporation, whether issued or to be issued, as being “fully-paid and non-assessable”, such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to the Corporation in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy of any consideration received by the Corporation therefor.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation or qualification.

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Yours very truly,

/s/ Dentons Canada LLP